Exhibit 10.2

April 11, 2008

Mark Lustig
c/o ActivIdentity Corporation
6623 Dumbarton Circle
Fremont CA 94555

Dear Mark:

This letter confirms your separation from employment with ActivIdentity Corp. (the “Company”) and proposes an agreement between you and the Company regarding the terms of your separation.

Your employment with the Company will terminate at the close of business on May 9, 2008. During the period from the date of this letter through May 9, 2008, you will continue to serve as an at-will employee and you and the Company will agree upon your schedule and responsibilities.

The remainder of this letter sets forth the terms of our agreement (the “Agreement”) between you and the Company regarding separation terms. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. Neither the Company nor you want your employment relationship to end with a dispute. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.                                       Termination of Employment

This confirms that your employment with the Company ends effective on May 9, 2008 (the “Termination Date”), or the date of the fiscal 2008, second quarterly earnings release for ActivIdentity, whichever is later. You will remain an at-will employee through the Termination Date. You will continue to perform your regular job duties and other requested tasks through the Termination Date on such schedule as you and the Company may agree. However, the Company understands that you will be seeking alternative employment during this period. You confirm that you will resign from any and all other positions that you hold with the Company as an officer, director or otherwise effective on the Termination Date. You further confirm that you

Actividentity 6623 Dumbarton Circle Fremont, CA 94555	Tel 510 574 0100 Fax 510 574 0139 info@actividentity.com	www.actividentity.com

will resign from any and all positions that you hold with any affiliate of the Company effective on the Termination Date.

2.                                       Separation Pay

On the later of (i) the Termination Date, or (ii) the expiration of the revocation period set forth in Section 20 of this Agreement, the Company will pay you $85,937, net of applicable withholding taxes. This amount includes a pro rated bonus for fiscal 2008, which is being paid to you in lieu of any bonus payment for which you would otherwise have been eligible.

3.                                       Equity Awards

All equity awards that you hold to purchase or otherwise acquire shares of the Company’s common stock pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) that are unvested as of the Termination Date will lapse on that date and will no longer be exercisable. All stock options vested as of the Termination Date (all of which are listed on Schedule A hereto) will be extended and remain exercisable until May 9, 2009 (or above date), pursuant to the terms of the Plan.

This Section 3 is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options. The above summary is set forth solely to confirm certain information concerning stock options.

4.                                       Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5.                                       Return of Property

You confirm that you will return to the Company, on or before the Termination Date, all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Termination Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

6.                                       Confidential Information

You agree to comply with the terms of your obligations under the Proprietary Information and Inventions Agreement between you and the Company (“PIIA”), a copy of which is attached hereto as Exhibit A.

7.                                       Release of Claims

In consideration for, among other terms, the payments and benefits described in Section 2 and the extension of the stock options as contemplated in Section 3, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•                             relating to your employment by and your termination from employment with the Company;

•                             of wrongful discharge;

•                             of breach of contract;

•                             of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                             under any other federal or state statute;

•                             of defamation or other torts;

•                             of violation of public policy;

•                             for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                             for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect (a) your vested rights under the Company’s Section 401(k) plan, (b) any rights or claims to indemnity under any statute, the Company’s Bylaws, or the Company’s policies or insurance policies, or any other source, (c) any claim that by applicable law cannot be waived by means of a private agreement without judicial or government supervision or approval, or (d) your rights under this Agreement.

8.                                       Civil Code § 1542 Waiver

You acknowledge that you are familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You agree that you are releasing unknown claims and waving all rights that you may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

9.                                       Non-disparagement

You agree that you will not make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives and directors, consultants or agents.

The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be disparaging of you.

These non-disparagement obligations shall not in any way affect your obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

10.                                 Information Concerning Actual, Potential or Alleged Financial Irregularities

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

11.                                 Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information (“litigation cooperation services”). You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. For your time to provide litigation cooperation services at the Company’s request after May 9, 2008 (with the exception of the time that you testify, for which you will not be paid), the Company shall pay you $150 per hour. You shall be required to submit documentation regarding the amount of time you spend providing such litigation cooperation services. The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

12.                                 Suspension or Termination of Payments

In the event that you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Agreement. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

13.                                 Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.                                 Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.                                 Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                                 Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                                 Enforcement

(a)           Jurisdiction. You and the Company hereby agree that the Superior Court of the State of California, Alameda County and the United States District Court for the Northern District of California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5, 6, 7, 8, 9, 10 or 11 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 5, 6, 7, 8, 9, 10 or 11, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 5, 6, 7, 8, 9, 10 or 11, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

18.                                 Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

19.                                 Entire Agreement

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company regarding your employment and the terms of separation, except the PIIA, which remains in full force and effect.

20.                                 Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one day period. If you sign this Agreement within less than twenty-one days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one day period. For the period of seven days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

21.                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Copies, including facsimiles, shall be valid as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,
ACTIVIDENTITY CORP.

By:	/s/ Grant Evans	4/15/08
	Grant Evans Chief Executive Officer	Date

Enclosures:	(Exhibit A) PIIA
(Schedule A) Schedule of Options

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Mark Lustig	4/27/08
Mark Lustig	Date

SCHEDULE A

VESTED OPTIONS AS OF MAY 9, 2008

Grant Date	Exercise Price	No . Shares Vested at May 9, 2008
February 6, 2006	$3.49	98,735

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